February 14, 2007

Rick J. Filippelli
15 Chardonnay Drive
Holmdel, NJ 07733

Dear Mr. Filippelli:

Reference is hereby made to that certain Employment Agreement by and between TeamStaff, Inc. (‘‘TeamStaff’’ or the ‘‘Company’’) and Rick J. Filippelli (the ‘‘Executive’’) effective October 1, 2005 (hereinafter, the ‘‘Agreement’’).

For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree to modify the Agreement, as further set forth in this Letter of Modification (the ‘‘Letter’’).

1.	Term: The Term of the Agreement will be from January 10, 2007 until September 30, 2009 (the ‘‘Term’’).

2.	Position: Executive’s position is amended to include President and CEO, with principal duties as set forth in Exhibit A to this Letter.

3.	Salary: The initial Salary during the Term will be the sum of $265,000.00 per annum (the ‘‘Salary’’). Executive will be considered for a Salary increase to go into effect on October 1, 2008 based on performance.

4.	Fiscal Year Cash Bonus: Executive will be entitled to a Cash Bonus of up to 70% of Executive’s Salary in the discretion of the Company’s Board of Directors as recommended by the Compensation Committee (the ‘‘Potential Bonus’’).

For 2007, 50% of the Potential Bonus will be earned based on the Company’s reaching at or Near EBITDA profitability by the fourth fiscal quarter of 2007. Any employee or other bonuses paid will be included but subject to consideration by the Compensation committee in the calculation of EBITDA. ‘‘Near’’ means the Company having an EBITDA as of and at September 30, 2007 that in the opinion of the Board represents sufficient positive progress towards profitability from the Company’s EBITDA as of and at September 30, 2006. The other 50% of the Potential Bonus will be at the discretion of the Compensation Committee subject to ratification by the Board of Directors. Any Potential Bonus is payable on or before November 15, 2007.

(a)	Fiscal Year Cash Bonus for fiscal years 2008 and 2009 will be determined by Executive attaining stated performance milestones that will be determined by the Compensation Committee and presented to the Executive for discussion on or before September 15, 2007 and September 15, 2008, respectively, with a goal to finalizing a statement of such performance milestones on or before October 1, 2007 and October 1, 2008, respectively.

5.	Incentive Compensation (Equity). Executive will receive 130,000 shares of restricted stock issued under the Company’s 2006 Long Term Incentive Plan (the ‘‘Plan’’) at the closing market price per share of the Company’s stock on the date of this Letter (the ‘‘Shares’’).

The Shares will vest according to the following schedule:

(a)	30,000 Shares will vest immediately;

(b)	50,000 Shares will vest on September 30, 2008, subject to the Company achieving four prior consecutive quarters of EBITDA profitability, and

(c)	50,000 Shares will vest on September 30, 2009 subject to at least a 50% improvement in EBITDA profitability in fiscal 2009 as compared to fiscal 2008.

The employee will also be considered for additional grants of Restricted Stock at the end of each fiscal year.

Rick J. Filippelli
February 14, 2007

6.	Severance Amount. ‘‘Severance Amount’’ in Executives Employee Agreement is amended to mean the aggregate sum of one year’s salary, regardless of the term remaining on the employee’s Agreement, payable on the Termination Date. ‘‘Continuation Period’’ in the Agreement is modified to mean the period of one (1) year.

If Executive’s employment is terminated for any reason, Executive retains any stock options, restricted stock or other incentive compensation that has vested upon such termination in accordance with the terms and conditions of the Plan, and all accrued and unused vacation time will be paid out on the Termination Date. All accrued and unused vacation time will carry over from year-to-year until used. Executive will notify the Compensation Committee annually of amounts being carried over.

7.	In all other respects, the Agreement remains in full force and effect and applicable to Executive’s Employment. In the case of any conflict between this Letter and Executive’s Employment Agreement, this Letter will control.

If this letter correctly reflects our understanding, please execute below and return to    James D. Houston, Chief Operating Officer and General Counsel in our Clearwater, Florida office.

Very truly yours,
T. Stephen Johnson Chair of the Board of Directors

Agreed and accepted:

Rick J. Filippelli

EXHIBIT A

The Executive shall perform, in conjunction with the Company’s Executive Management, to the best of his ability the following services and duties for the Company and its subsidiary corporations (by way of example, and not by way of limitation):

1.	Those duties attendant to the position of Chief Executive Officer and President with the Company;

2.	With the Chief Operating Officer, establish and implement current and long range objectives, plans, and policies, subject to the approval of the Board of Directors;

3.	Financial planning including the development of, liaison with, financing sources and investment bankers;

4.	With the Chief Operating Officer, provide managerial oversight of the Company’s business and subsidiaries;

5.	Shareholder relations;

6.	With the General Counsel, ensure that all Company activities and operations are carried out in compliance with local, state and federal regulations and laws governing business operations;

7.	Pursue business expansion of the Company by way of methods including acquisitions, joint ventures and other opportunities; and

8.	Promotion of the relationships of the Company and its subsidiaries with their respective employees, customers, suppliers and others in the business community.

9.	Executive shall undertake regular travel to the Company’s executive and operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company. All such travel including travel from Newark, New Jersey to the Company’s other offices shall be at the sole cost and expense of the Company. All lodging and food costs incurred by Executive while traveling and/or conducting business at the Company’s operational offices (outside the New Jersey area) will be paid by the Company.